UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   December 24, 2003

SmarTire Systems Inc.
(Exact name of registrant as specified in its charter)

Yukon Territory
(State or other jurisdiction of incorporation)

0-29248
(Commission File Number)

not applicable
(IRS Employer Identification No.)

150-13151 Vanier Place, Richmond, British Columbia, V6V 2J1
(Address of principal executive offices and Zip Code)

(604) 276-9884
(Registrant's telephone number, including area code)

not applicable
(Former name or former address, if changed since last report.)

Item 5. Other Events.

Pursuant to Rule 135c of the Securities Act of 1933, as amended, our news release with respect to a private placement of discounted unsecured convertible debentures in the aggregate principal amount of approximately $3.5 million is appended to this Current Report on Form 8-K as exhibit 99.1.

We issued the debentures at a 22% original issue discount from the face principal amount (based on a notional interest rate of 11% per annum for each year of the two-year term of the debentures), resulting in net proceeds of $2.725 million, before the deduction of a $218,000 cash placement fee and other expenses of the offering. The debentures do not otherwise bear interest except upon default, and are subject to mandatory redemption in equal monthly payments commencing three months following their date of issuance. The debentures may be converted at any time into shares of our common stock, in whole or in part, at the option of the investors at a set price of $0.22 per share, subject to adjustment. In addition, we may elect to make the monthly redemption payments in shares of our common stock at a conversion price equal to the lesser of (a) the set price and (b) 85% of the average of the 20 closing prices of our common stock immediately preceding the applicable monthly redemption date, provided that certain conditions are met, including the condition that the underlying shares of common stock shall have been registered under the Securities Act of 1933, as amended. The offering of the debentures also included 50% warrant coverage resulting in the issuance to the investors of 7.9 million share purchase warrants with a three year term and an exercise price of $0.25 per warrant.

Item 7. Financial Statements and Exhibits.

Exhibits

99.1 News release issued by the Registrant on January 5, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMARTIRE SYSTEMS INC.

/s/ Jeff Finkelstein
By: Jeff Finkelstein
Chief Financial Officer

Date: January 5, 2003